Filed pursuant to Rule 433

Registration Statement No. 333-233215

August 12, 2019

The Sherwin-Williams Company

Pricing Term Sheet

$800,000,000 2.950% Senior Notes due 2029 (the “2029 Notes”)

$550,000,000 3.800% Senior Notes due 2049 (the “2049 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB

Pricing Date:	August 12, 2019

Settlement Date**:	August 26, 2019 (T+10)

Maturity Date:	2029 Notes: August 15, 2029 2049 Notes: August 15, 2049

Principal Amount:	2029 Notes: $800,000,000 2049 Notes: $550,000,000

Benchmark Treasury:	2029 Notes: UST 1.625% due August 15, 2029 2049 Notes: UST 2.875% due May 15, 2049

Benchmark Treasury Price and Yield:	2029 Notes: 99-28 / 1.639% 2049 Notes: 116-22 / 2.116%

Spread to Benchmark Treasury:	2029 Notes: +135 bps 2049 Notes: +170 bps

Yield to Maturity:	2029 Notes: 2.989% 2049 Notes: 3.816%

Coupon:	2029 Notes: 2.950% 2049 Notes: 3.800%

Public Offering Price:	2029 Notes: 99.667% 2049 Notes: 99.717%

Optional Redemption:	2029 Notes: At any time before May 15, 2029 at a discount rate of Treasury plus 20 basis points 2049 Notes: At any time before February 15, 2049 at a discount rate of Treasury plus 25 basis points

Notwithstanding the foregoing, if (i) the 2029 Notes are redeemed on or after May 15, 2029 (the date that is three months prior to their maturity date), the 2029 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (ii) the 2049 Notes are redeemed on or after February 15, 2049 (the date that is six months prior to their maturity date), the 2049 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Interest Payment Dates:	2029 Notes: February 15 and August 15, commencing February 15, 2020 2049 Notes: February 15 and August 15, commencing February 15, 2020

CUSIP:	2029 Notes: 824348 BJ4 2049 Notes: 824348 BK1

ISIN:	2029 Notes: US824348BJ44 2049 Notes: US824348BK17

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Goldman Sachs & Co. LLC

ANZ Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

We expect that delivery of the notes will be made to investors on or about August 26, 2019, which will be the tenth business day following the date of the final prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on a day prior to the second business day before the date of initial delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting BofA Securities, Inc. at (800) 294-1322 (toll-free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 (collect) or Wells Fargo Securities, LLC at (800) 645-3751 (toll-free).

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